PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-286266

Up to 404,537,940 Ordinary Shares
Represented by 337,200 American Depositary Shares

SaverOne 2014 Ltd.

This prospectus relates to the offer and sale from time to time, by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” each the “Selling Shareholder” and collectively, the “Selling Shareholders”), of up to 404,537,940 ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”) of SaverOne 2014 Ltd. (“SaverOne” or the “Company”) represented by 337,200 American Depositary Shares (“ADS”). The Ordinary Shares include (i) up to 390,857,940 Ordinary Shares represented by 325,797 ADSs issuable upon exercise of purchase warrants at an exercise price of $10.664 per ADS (the “Investor Warrants”) issued to certain Selling Shareholders that purchased Investor Warrants in the Company’s private placement offering (the “Private Placement Offering”) pursuant to the purchase agreements dated January 30, 2025 (the “Purchase Agreements”); and (ii) 13,680,000 Ordinary Shares represented by 11,403 ADSs issuable upon exercise of purchase warrants at an exercise price of $11.66375 per ADS (the “Placement Agent Warrants”) issued to designees of the Placement Agent (as defined below) in connection with the Private Placement Offering and a concurrent registered public offering. See the section titled “The January 2025 Offering” below for a description of the Private Placement Offering and the issuance of Investor Warrants and the Placement Agent Warrants pursuant to the Purchase Agreement.

We are not selling any Ordinary shares or ADSs under this prospectus and will not receive any proceeds from the sale of ADSs by the Selling Shareholders. We may receive proceeds from any cash exercise of Investor Warrants and the Placement Agent Warrants (up to a maximum of $3,607,300); however, we cannot predict when and in what number Investor Warrants will be exercised, if any. If Investor Warrants expire or exercised by cashless exercise (available only if there is no effective registration statement that registered for the resale of all of the Ordinary Shares issuable upon exercise of the Investor Warrants), the Company will not receive any cash proceeds.

On February 21, 2025, the Company effected the change in the ratio of each ADS to ordinary shares from one (1) ADS representing ninety (90) Ordinary Shares, to one (1) ADS representing one thousand two hundred (1,200) Ordinary Shares. This change in the ADS has the effect of a reverse stock split on the existing ADSs on the basis of one (1) new ADS for every thirteen and one third (13.33) old ADSs held by the Company’s holders (the “2025 Reverse Stock Split”). Previously, on October 28, 2024, the Company effected the change in the ratio of each ADS to ordinary shares from one (1) ADS representing five (5) Ordinary Shares, to one (1) ADS representing ninety (90) Ordinary Shares that has the effect of a reverse stock split on the existing ADSs on the basis of one (1) new ADS for every eighteen (18) old ADSs held by the Company’s holders (the “2024 Reverse Stock Split”, and collectively with the 2025 Reverse Stock Split, the “Reverse Stock Splits”). Our Ordinary Shares were unaffected by the new exchange ratio for ADSs. Our ADSs are evidenced by American Depositary Receipts, or “ADRs.”

Unless noted otherwise, all ADSs and the price per ADS numbers for all periods presented in this prospectus have been retroactively adjusted for the Reverse Stock Splits.

The Selling Shareholders may sell the ADSs offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The ADSs may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

There is no public trading market for our Investor Warrants and the Placement Agent Warrants (collectively, the “Warrants”), and we do not expect a market to develop. Also, do not intend to apply for a listing of the Warrants on any national securities exchange.

Our ordinary shares are listed on the Tel Aviv Stock Exchange Ltd., or the TASE, under the symbol “SVRE.” The last reported sale price of our ordinary shares on the TASE on March 30, 2025 was NIS 0.01 or $0.0027 per share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.684 = $1.00).

Our ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “SVRE. The last reported sale price of our ADSs on Nasdaq on March 28, 2025 was $3.215 per ADS.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are both an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, a “foreign private issuer,” as defined under the U.S. federal securities laws, and as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”), the Israel Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 3, 2025

i

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement on Form F-1 that we filed with the SEC. The Selling Shareholders may, from time to time, sell the securities described in this prospectus.

Neither we nor the Selling Shareholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

For purposes of this Registration Statement on Form F-1, “Company”, “SaverOne”, “we” or “our” refers to SaverOne 2014 Ltd. thereafter unless otherwise required by the context.

For investors outside of the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We are incorporated under Israeli law and under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act.

ii

INDUSTRY AND MARKET DATA

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading “Risk Factors.”

PRESENTATION OF FINANCIAL INFORMATION

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel and the terms “dollar” or “$” refer to U.S. dollars, the lawful currency of the United States. We prepare our financial statements in NIS. This prospectus contains conversions of NIS amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, for the purposes of the presentation of financial data, all conversions from NIS to U.S. dollars and from U.S. dollars to NIS were made at the rate of NIS 3.647 to $1.00, based on the representative exchange rate reported by the Bank of Israel on December 31, 2024. The dollar amounts presented in this prospectus should not be construed as representing amounts that are receivable or payable in dollars or convertible into dollars, unless otherwise indicated.

We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

TRADEMARKS AND TRADENAMES

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements in this prospectus, in the Annual Report for the fiscal year ended December 31, 2024 on Form 20-F and related notes, incorporated by reference into this prospectus, and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities. All references to “SaverOne,” “we,” “us,” “our,” the “Company” and similar designations refer to SaverOne 2014 Ltd. thereafter, unless otherwise required by the context. Unless derived from our financial statements or otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus are translated for convenience purposes using the rate of NIS 3.647 to one U.S. dollar, the exchange rate reported by the Bank of Israel for December 31, 2024.

Our Company

We are a technology company engaged in the design, development and commercialization of transportation and safety solutions, designed to save lives by preventing car accidents based on our patented technology of detecting, analyzing and locating cellular phone radio frequency, or RF, Signals. Using this core technology, we are developing two product lines. The first is an In Cabin Driver Distraction Prevention Solution, or DDPS, which comprises an aftermarket product for vehicles (i.e., vehicles already supplied to customers) that is in a commercial phase and an original equipment manufacturer, or OEM, product targeting vehicle manufacturers which is in development. The second is an Advanced Driver-Assistance System, or ADAS, product that detects vulnerable road users, or VRUs, and provides warning to the vehicle regarding potential collision.

Our DDPS, known also as the SaverOne system, provides an advanced driver safety solution that can identify and monitor mobile phones located in the driver’s vicinity and selectively block use of life-threatening applications. Our technology is based on our proprietary hardware, software and algorithms, and we believe it has significant advantages over our competitors’ because our solution meets the National Highway Traffic Safety Administration’s, or NHTSA, guidelines for a complete solution for distracted driving. Our DDPS solution can be utilized in commercial vehicles, buses, vehicles owned or leased by companies that are provided to employees, private vehicles and other forms of transportation.

The first-generation DDPS product was for the aftermarket vehicle market and was intended for private vehicles, trucks and buses. This Generation 1.0 was launched in late 2019, initially for private cars, and thereafter was made commercially available to trucks and buses. It is currently marketed in Israel as part of our pre-commercialization/early user campaign. We are working on pilot programs with various fleet and system integrators in the United States, Europe, Asia and APAC. As of March 21, 2025, about 5,400 systems have been ordered (which includes about 950 systems ordered as part of our ongoing Generation 1.0 and Generation 2.0 pilot program and about 4,400 systems purchased in commercial orders by our Generation 1.0 and Generation 2.0 customers) and about 4,000 of these systems have been installed.

The second-generation DDPS product, which was released in the fourth quarter of 2022, replaced Generation 1.0, which we phased out in the first quarter of 2023. This Generation 2.0 is intended for the global automobile market. It includes significant improvements to our Generation 1.0 solution for maximal performance, compatibility with automobiles and cellular networks, market penetration and profitability. We are targeting the global aftermarket automobile market starting with the U.S. and Europe.

With respect to our DDPS OEM solution, we plan to integrate it into the vehicle manufacturing process, to be offered directly to customers by the vehicle manufacturer as part of the vehicle. We are currently working with one of the leading global OEMs in order to have SaverOne’s technology integrated into vehicles during the manufacturing process. The OEM solution is in the early stage of development, and we expect to launch it during the second half of 2025. Since the development of our OEM solution is still at an early stage, it is too early to estimate the cost of development.

In the past several years, we believe that public awareness and demand for driver safety technologies has grown substantially. While there are currently many driver assistant products on the market, we believe that the safety of drivers will be substantially improved with our technology. Our mission is to enhance driver safety by providing a solution that is highly reliable and able to prevent certain driver distractions related to mobile phone usage while driving, which we believe is a major cause for driver distraction related automobile accidents. Mobile phone distracted driving is a leading cause of traffic accidents in the United States. According to a survey done by the NHTSA, 660,000 drivers in the United States attempt to use their mobile phones while driving at any given moment. The National Safety Council, or NSC reports that mobile phone use during driving causes approximately 1.6 million traffic accidents annually in the United States alone, leading to the death of approximately 4,600 people and injuring an additional 391,000 people. Moreover, the Federal Motor Carrier Safety Administration, or FMCSA, reported that 71% of commercially driven large-truck crashes occurred because of driver distraction.

Distracted driving due to mobile phone usage is not just a problem in the United States. A number of surveys conducted across Europe and Oceania have revealed troubling statistics about its prevalence across nations. In the Czech Republic, 36% of drivers admitted to using their phone almost every time they get behind the wheel. In both Spain and Ireland, 25% of drivers admitted to using their phone while driving. In Germany, at any given moment an average of 7% of all drivers are distracted while driving. This problem of distracted driving extends to Australia as well, where one-quarter of drivers admitted to using their phone while driving.

As of the second quarter of 2024, there were an estimated 291 million cars and trucks on the road in the United States and approximately 345 million cars and trucks on the road in Europe. In addition, it is estimated that approximately 77 million new cars were sold worldwide in 2024.

The ramifications of mobile phone distracted driving exceed the bounds of just physical damage, as they can be exceedingly costly for drivers as well. For example, expressed on a per death basis, the cost of all motor-vehicle crashes (fatal, nonfatal injury, and property damage) was $11,880,000 according to the NSC. In addition, the total societal and economic costs of distracted driving crashes in the United States was estimated at $871 billion according to the NHTSA. Specifically with regard to commercial vehicle crashes, the average total costs of commercial motor vehicle crashes for the years of 2012-2015 was over $11 billion per year according to the FMCSA. Accordingly, we believe that there is a tremendous financial incentive for a solution to this grave problem.

In response to the need for a solution to distracted driving resulting from the use of mobile phones, the NHTSA has published a comprehensive study suggesting that a complete solution must contain the following features: (i) the ability to distinguish between the driver’s area of the vehicle and the rest of the vehicle, (ii) does not depend on the cooperation of the driver, and (iii) selective blocking of cell phone applications. Our SaverOne system has been designed with these features in mind and it is for this reason that we believe that it is significantly better than the existing product solutions sold in the market.

The NHTSA’s driving guidelines do not constitute U.S. law and compliance does not result in compliance with U.S. driving safety regulations. In order to market our products to vehicle manufacturers we may be required to meet different types of regulations requirements such as International Organization for Standardization (ISO) 26262 Functional Safety Regulations (ASIL), the International Standard for Automotive Quality Management Systems (IAFT) 16949, Automotive Software Process Improvement and Capability Determination (SPICE) or other common quality management standards. In order to meet the quality requirements, we will have to cooperate with vehicle manufacturers, to receive their customers’ quality requirements that meet the requisite regulation of such customers and implement tools, processes and methodologies. Such implementation will require significant resources and funds and is expected to consume significant time and effort. We expect that only our OEM solution, which is a solution designed for the OEM market may require compliance with the foregoing regulations, whereas our Generation 1.0 and 2.0 solutions, both after-market solutions, are not required to comply with the foregoing regulations.

The SaverOne system currently has achieved safety and radiation certifications from Hermon Laboratories, an internationally approved testing and certification lab. SaverOne’s solution is certified for operating in Israel, the United States, Europe and Japan. These certifications assure that SaverOne product complies with the regulations/legislations in these countries/regions.

Strategy

Our objective is to develop and commercialize technologies and applications designed to save lives by preventing car accidents, by detecting, analyzing and locating cellular phone RF Signals. We are targeting two business segments in the development of the technology necessary to create a life-saving system that prevents certain uses of cell phones while driving a motor vehicle. The first is the DDPS which targets two product lines: an aftermarket product that is in a commercial phase, and an OEM product which is in development. The second business segment is the ADAS segment for which we offer a sensor that is dealing with the detection of VRUs by providing a warning to the vehicle regarding potential collision. We plan to market our products worldwide, targeting vehicle manufacturers and Tier-1 companies (that integrate solutions and products into the vehicle manufacturing process) with our OEM integrated solutions, and the commercial fleets (trucks and other vehicles) and public transportation companies with our aftermarket solutions.

In order to expand the commercialization of our technologies and solutions, we intend to:

●	Increase the marketing and sales efforts of our SaverOne Generation 2.0 solution, which is aftermarket solution that is deployed for private vehicles, commercial trucks and buses.

●	Complete the development of our OEM solution. The aim of our OEM solution is that it will be directly integrated into the vehicle manufacturing process for seamless integration in the driving experience.

●	Advance our commercialization efforts and infrastructure. We are advancing our commercialization efforts and infrastructure, including increasing our sales presence globally. As we have completed the development of our Generation 2.0 and advance our OEM solution, we intend to enlarge the production process, and to turn to potential customers, directly and/or through third-party distributors.

●	Complete the development of our ADAS VRU solution. The aim of our VRU solution is that it will be directly integrated into the vehicle manufacturing process for seamless integration in the driving experience, assisting with preventing collisions between vehicles and pedestrians or other road users.

●	Form alliances with industry leaders (e.g. vehicle integrators, components manufacturers) and OEMs. We plan to expand our collaboration with OEMs and Tier-1 companies in order to integrate the SaverOne solution directly into the vehicle manufacturing process for seamless integration in the driving experience.

●	Monitor and assist governmental regulatory initiatives for enforcing implementation of driver distraction prevention systems in the vehicle. We intend to approach regulators around the globe such as the United Nations Economic Commission for Europe (UN-ECE) and the NHTSA in the US, in order to present the SaverOne solution, which we believe will help advance broad adoption of regulations that will require vehicles to implement our solution.

We are currently engaged in a campaign to promote our SaverOne system in selected jurisdictions around the world. Our previous efforts mainly entail pilot programs and collaborations with what we believe are potential strategic partners and customers. As of March 21, 2025, we have conducted, or are in the process of conducting, more than 110 pilot programs for the evaluations of our solution. These pilots and collaborations allow the customers to test and evaluate the performance of our technology. After testing and evaluating our solution, 35 of our pilot program participants have placed, or are in process of placing, commercial orders for their vehicle fleet, while most of the remaining participants are still in the process of piloting our solution.

As of March 21, 2025, we have installed about 1,100 systems in large fleets in Israel as part of pilot programs and more than 3,000 SaverOne systems pursuant to commercial orders. In addition, we have commercial orders for about 1,440 systems, in addition to these installations.

We intend to build a global commercial infrastructure to support the commercialization of our products. During the fourth quarter of 2022, we released our Generation 2.0 solution for sale. We are targeting the global aftermarket automobile market starting with the U.S. and Europe. We intend to distribute our solution through local distributors in each country or region who are familiar with the logistics, automotive installation and support activities, as well as having links to our potential customers.

In March 2023, we joined the European Union’s (EU) Regulatory Committee on Driver Distraction, as an observing member. This committee is responsible for setting EU regulations for OEMs for in-vehicle technologies that help detect driver distractions and improve road safety. As an observing member, we have the opportunity to contribute our strong expertise and insights to help shape the future of in-vehicle technology, to reduce driver distractions and better protect vulnerable road users and will participate in discussions, provide feedback, and help craft regulations that promote safer driving habits and promote technologies to reduce accidents on the road. The EU Regulatory Committee on Driver Distraction aims to promote regulations that oblige OEMs that launch new vehicle models in the EU starting from July 2024 to integrate solutions into the vehicle systems that will tackle driver distraction. From July 2026, the integration of driver distraction systems will become a requirement for all new vehicles sold in the EU.

The January 2025 Offering

On January 30, 2025, we entered into the Purchase Agreements with the Investors pursuant to which on January 31, 2025, at the closing (the “Closing”), the Company sold to the Investors in the registered direct offering (the “Registered Direct Offering”) an aggregate of 195,428,970 ordinary shares, par value NIS 0.01 per share (“Ordinary Shares”), represented by 162,899 ADSs, at an offering price of $9.331 per ADS. The ADSs were sold pursuant to a prospectus supplement dated January 30, 2025, filed by the Company on January 31, 2025 with the Securities and SEC, in connection with a takedown from the Company’s shelf registration statement on Form F-3 (File No. 333-274458), which became effective by the SEC on September 27, 2023, and the base prospectus dated as of September 27, 2023 contained in such registration statement.

In addition, pursuant to the Purchase Agreement, at the Closing, the Company offered and sold to the Investors in a concurrent Private Placement Offering the Investor Warrants, exercisable for 24 months from January 17, 2025. Each holder of the Investor Warrants agreed not to exercise any such warrants to the extent that such exercise would result in the number of Ordinary Shares beneficially owned by such holder and its affiliates exceeding 4.99% or 9.99% (at the election of the Investor) of the total number of Ordinary Shares outstanding immediately after giving effect to the exercise. Pursuant to the Purchase Agreements, the Company is registering for resale in this Registration Statement on Form F-1 up to 390,857,940 Ordinary Shares represented by 325,797 ADSs issuable upon exercise of the Investor Warrants at an exercise price of $10.664 per ADS. The Investor Warrants may only be exercised on a cashless basis if there is no effective registration statement or a prospectus contained therein that covers the resale of the Ordinary Shares represented by the ADS underlying such Investor Warrants.

In connection with the Registered Offering and the Private Placement Offering, the Company engaged H.C. Wainwright & Co., LLC as its exclusive placement agent (the “Placement Agent”). At the Closing, the Company issued to the designees of the Placement Agent, warrants to purchase up to an aggregate of 11,403 ADSs at an exercise price of $11.66375 per share (the “Placement Agent Warrants”). The Placement Agent Warrants have the same terms as the Investor Warrants, except that they are exercisable for a period of five (5) years following the commencement of the sales in the Registered Direct Offering.

The Investor Warrants, the Placement Agent Warrants and the ADSs issuable upon the exercise of such warrants (collectively, the “Warrant Shares”) were offered by the Company pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder and have not been registered under the Securities Act or applicable state securities laws.

We are registering in this Registration Statement the Warrant Shares issuable upon exercise of the Investor the Warrants.

In connection with the January 2025 Offering, the Company agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any ADS or any securities convertible into or exercisable or exchangeable for ADSs or file any registration statement or prospectus, or any amendment or supplement thereto for 15 days after the January 2025 Offering Closing Date, subject to certain exceptions. In addition, we agreed not to effect or enter into an agreement to effect any issuance of Ordinary Shares represented by ADS or any securities convertible into or exercisable or exchangeable for shares of ADS involving a Variable Rate Transaction (as defined in the January 2025 Purchase Agreement) until 180 days after the Closing of the Private Placement Offering, subject to certain exceptions.

Other Transactions

On July 16, 2024 the Company entered into a new Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”) under which the Company has the right to sell to Yorkville from time to time up to $15,000,000 of the Company’s ADS, during a limited period of 36-months following the execution of the New SEPA. Under the SEPA, Yorkville advanced to the Company a principal amount of $3,000,000 as the pre-paid advance, evidencing by three convertible promissory notes (the “Promissory Notes”), which are convertible, subject to Yorkville decision, into Company’s ADSs. Out of the $3,000,000 Pre-Paid Advance, the Company used approximately $1,049,000 to repay the remaining amount of the second promissory note and accordingly the net cash received amounted to $1,846,000. As of the date of this prospectus, an outstanding balance of approximately $132,000 remains due under the third promissory note.

On November 11, 2024, the Company issued to Yorkville, an unsecured non-convertible promissory note (the “November 24 Promissory Note”) in the original principal amount of $1,000,000. The November 24 Promissory Note will mature on November 11, 2025, bears an interest at a rate of 8.0%, and was issued with a 3% original issue discount. Pursuant to the terms of the November 24 Promissory Note, it will be repaid in 10 equal monthly installments beginning on the 90th day from the date of the issuance. On March 19, 2025, Yorkville agreed to modify the November 24 Promissory Note to postpone the remaining nine monthly payment thereunder by 30 days from the original payment schedule such that the maturity date is extended to December 11, 2025.

Recent Developments Regarding Nasdaq Compliance

As previously disclosed, on February 20, 2025, we received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (the “Nasdaq Staff”), notifying us that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) which requires listed companies to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”) because the price per share of our ADS was below $1.00 for 30 consecutive business days. Because we effected the 2024 Reverse Stock Split within the prior one-year period, under a recently amended Listing Rule 5810(c)(3)(A)(iv), the Company was not eligible to receive any new compliance or a cure period by the Nasdaq Staff. Accordingly, our ADSs were subject to delisting from Nasdaq unless we requested an appeal of this determination. On February 27, 2025, we requested an appeal, and a hearing date was scheduled for April 10, 2025.

On February 21, 2025, we implemented the 2025 Reverse Stock Split in order to regain compliance with the Minimum Bid Price Requirement. On March 14, 2025, the Nasdaq Staff notified the Company that it has regained compliance with the Minimum Bid Price Requirement and that the hearing has accordingly been cancelled.

Corporate Information

Our main business activities are conducted in Israel. Our corporate headquarters are located at Em Hamoshavot Rd. 94. Petah Tikvah, Israel, where we currently occupy approximately 495 square meters. We lease our facilities and our lease ends on June 30, 2027. Our current monthly rent payment is NIS 49,000 (approximately $13,500).

We consider that our current office space is sufficient to meet our anticipated needs for the foreseeable future and is suitable for the conduct of our business.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” below and other risk factors contained in the documents incorporated by reference hereinbefore deciding whether to invest in our securities. These risks include, among others, the following:

Risks Related to Our Financial Condition and this Offering.

●	We have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products.

●	Our independent auditors have expressed their concern as to our ability to continue as a going concern.

●	We may not be able to continue complying with the continued Nasdaq listing requirements which could result in delisting of the ADSs from Nasdaq.

●	Sales of a substantial amount of our Ordinary Shares or ADSs, including resale of the ADSs held by the Selling Shareholders in the public market could adversely affect the prevailing market price of our ADSs.

●	We may use proceeds from any exercise of the Warrants for cash in ways with which you may not agree or in ways which may not yield a significant return.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

We intend to take advantage of these exemptions for up to five years or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC; or (iv) the last day of the fiscal year following the fifth anniversary of our IPO (i.e., December 31, 2027). We may choose to take advantage of some but not all of these exemptions.

We are also considered a “foreign private issuer.” Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to United States domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the requirement to comply with Regulation FD, which restricts selective disclosure of material information;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. As a result, we do not know if some investors will find our ADSs less attractive, which may result in a less active trading market for our ADSs or more volatility in the price of our ADSs.

THE OFFERING

Securities Offered by the Selling Shareholders	Up to 404,537,940 Ordinary Shares represented by 337,200 ADSs

Ordinary Shares Outstanding Prior to this Offering	741,152,046 Ordinary Shares

Ordinary Shares Outstanding Immediately After this Offering	1,145,689,986 Ordinary Shares assuming full exercise of the Warrants

Our ADSs

Each ADS represents one thousand two hundred (1,200) of our Ordinary Shares, value NIS 0.01.

The depositary will hold ordinary shares underlying our ADSs. You will have rights as provided in the deposit agreement among us, the depositary and owners and beneficial owners of ADSs from time to time.

To better understand the terms of our ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Use of proceeds	We will receive proceeds only upon any cash exercises of the Warrants, if any. See the caption “Use of Proceeds” in this prospectus

Dividend Policy	We have never declared or paid any cash dividends and have no plans to declare or pay any dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain any earnings for future operations and expansion

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a description of certain of the risks you should consider before investing in our securities.

Depositary	The Bank of New York Mellon

Nasdaq Capital Market symbol	“SVRE”

Tel Aviv Stock Exchange symbol	“SVRE”

The number of Ordinary Shares to be outstanding after this offering is based on 741,152,046 Ordinary Shares outstanding as of March 28, 2025. The number of Ordinary Shares referred to above to be outstanding after this offering and, unless otherwise indicated, the other information in this prospectus, excludes as of such date:

●	1,752,917 Ordinary Shares issuable upon exercise of options outstanding under the SaverOne 2014 Ltd. 2015 Share Incentive Plan, or the 2015 Plan, at a weighted average exercise price of NIS 5.56 (approximately $1.53) per share;

●	405,000 restricted Ordinary Shares units outstanding under the 2015 Plan;

●	3,347,083 Ordinary Shares reserved for future issuance under our 2015 Plan;

●	16,383,410 Ordinary Shares issuable upon the exercise of warrants sold in our initial public offering, or IPO, in the United States in June 2022; and

●	787,550 Ordinary Shares issuable upon the exercise of warrants granted to the underwriters in connection with our IPO in the United States in June 2022.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to no exercise of the options and warrants, as described above.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in our 2024 Annual Report which are incorporated by reference herein, as well as the financial and other information included in this prospectus or incorporated by reference in this prospectus, including our financial statements and related notes, before you decide to purchase our securities. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our securities could decline and you could lose some or all of your investment.

Risks Related to Our Financial Condition

We have a limited operating history on which to assess the prospects for our business, have incurred significant losses since the date of our inception, and anticipate that we will continue to incur significant losses until we are able to successfully commercialize our products.

The Company is currently in the early commercialization stage and has not yet generated sufficient revenues from the sale of SaverOne systems. We have experienced net losses in every period since the inception of SaverOne. We have incurred losses in each year since our inception, including net losses of NIS 34.9 million (approximately $9.4 million) NIS 33.8 million (approximately $9.3 million) and NIS 25 million (approximately $7.1 million) for the years ended December 31, 2024, 2023 and 2022, respectively. As of December 31, 2024, we had an accumulated deficit of NIS 170.5 million (approximately $46.1 million).

Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. While we plan to finance its operations through sale of equity and through increasing our revenues from product sales; however, there can be no assurance that we will succeed in obtaining the necessary financing or generating sufficient revenues from product sales to meet our current obligations and to achieve its business targets.

Those conditions raise substantial doubt about the Company’s ability to continue its business operations in accordance with the Company’s plans. The unaudited financial statements for the year ended December 31, 2024, do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to obtain sufficient funds, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products.

Our independent auditors have expressed their concern as to our ability to continue as a going concern.

Our audited consolidated financial statements for the year ended December 31, 2024, contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. The financial statements for 2024 do not include any adjustments that might result from the outcome of this uncertainty. The Company’s existing operational cash flow may not be sufficient to fund presently anticipated operations, and the Company expects that it will need to raise additional funds through alternative sources of financing before it becomes profitable. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. There is no assurance that we will be able to obtain additional funding when it is needed, or that such funding, if available, will be obtainable on terms acceptable to us. In addition, should we incur significant presently unforeseen expenses or delays, we may not be able to accomplish our goals. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. If the Company is unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern.

We may not be able to continue complying with the continued Nasdaq listing requirements, which could result in the delisting of the ADSs from Nasdaq.

We have in the past, and may in the future, be unable to comply with certain of the listing standards that we are required to meet to maintain the listing of the ADSs on Nasdaq.

On May 17, 2024, we received notification from the Nasdaq Staff, indicating that, based on the closing bid price of the ADSs for the 30 consecutive business days, we did not meet the Minimum Bid Price Requirement for continued listing on Nasdaq pursuant to Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had an initial period of 180 calendar days from the date of the notification letter, or until November 13, 2024, to regain compliance with the Minimum Bid Price Requirement. To regain compliance with the Minimum Bid Price Requirement, on October 28, 2024, the Company effected the change in the ADS ratio from one (1) ADS representing five (5) Ordinary Shares, to one (1) ADS representing ninety (90) Ordinary Share (the “2024 Reverse Stock Split. On November 12, 2024, the Nasdaq Staff informed the Company that it regained compliance with the Minimum Bid Price Requirement, based on the closing bid price of the Company’s ADS of $1.00 per share between October 28 and November 11, 2024.

However, on February 20, 2025, we received a new letter from the Nasdaq Staff, notifying us that the Company was not in compliance with the Minimum Bid Price Requirement, because the price per share of our ADS was below $1.00 for 30 consecutive business days. Because we effected the 2024 Reverse Stock Split within the prior one-year period, under a recently amended Listing Rule 5810(c)(3)(A)(iv), we were not eligible to receive any new compliance or a cure period by the Nasdaq Staff. Accordingly, our ADSs were subject to delisting from Nasdaq unless we requested an appeal of this determination. We requested an appeal and a hearing date was set for April 10, 2025.

On February 21, 2025, we implemented the 2025 Reverse Stock Split, changing the ratio of our ADS from 90 ordinary shares to each ADS to 1,200 ordinary shares. On March 14, 2025, the Nasdaq Staff notified the Company that it has regained compliance with the Minimum Bid Price Requirement and that the hearing has accordingly been cancelled.

Nonethless, no guarantee can be provided that we will be able to continue compliance with the Minimum Bid Price Requirement or other Nasdaq Listing Rules. Pursuant to Listing Rule Listing Rule 5810(c)(3)(A)(iv), a company is not eligible for any compliance periods if it effected one or more reverse stocks in the cumulative 1-for-250 reverse stock splits ratio within a prior 2-year period. Accordingly, if the bid price of our ADS again fails below $1 for another consecutive 30 day trading period, prior to October 2026, our ADS will be subject to immediate delisting from Nasdaq. In addition, we may in the future fail to meet other continued Nasdaq listing requirements, and if we are not eligible to receive any compliance period from Nasdaq, our ADS will be immediately delisted to over-the-counter market. If this were to occur, it would have a material adverse effect on our business. Our shareholders could face significant material adverse consequences, including limited availability of market quotations for ADSs and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future. There can be no assurance that an active trading market for ADSs will develop or be sustained. As a result of these factors, if our ADSs are delisted from Nasdaq, the price of the ADSs is most likely to decline. The delisting of our ADSs from Nasdaq could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities. If our ADSs are delisted from Nasdaq, we would remain a publicly traded company on the TASE and revert to being subject to full Israeli securities laws and disclosure requirements. Accordingly, we will need to comply with U.S. and Israeli disclosure requirements, and we expect that these additional reporting requirements would increase our legal and financial compliance costs and require significant management time.

Sales of a substantial amount of our Ordinary Shares or ADSs, including resale of the held by the Selling Shareholders in the public market could adversely affect the prevailing market price of our ADSs.

We are registering for resale under this prospectus up to 404,537,940 Ordinary Shares represented by 337,200 ADSs upon exercise of the Warrant in connection with the January 2025 Offering, from time to time, subject to the conditions set forth in the Purchase Agreement. If all Selling Shareholders exercise their Warrants and sell the ADSs pursuant to this prospectus, it will result in the sale of the substantial number of our Ordinary Shares or ADS in the public market. Such sales of a substantial number of our Ordinary Shares or ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our Ordinary Shares, and the market value of our other securities. We cannot predict if and when the Selling Shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional Ordinary Shares or ADSs or other equity or debt securities convertible into ordinary shares or ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

We may use proceeds from any exercise of the Warrants for cash in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from any exercise of the Warrants for cash, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Ordinary Shares or ADSs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this Prospectus may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These statements are only predictions based upon our current expectations and projections about future events.

Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. Such forward-looking statements include statements regarding, among other things:

●	our planned level of revenues and capital expenditures;

●	the ability of our technology to substantially improve the safety of drivers;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our intention to advance our technologies and commercialization efforts;

●	our intention to use local distributors in each country or region that we will conduct business to distribute our products or technology;

●	our plan to seek patent, trademark and other intellectual property rights for our products and technologies in the United States and internationally, as well as our ability to maintain and protect the validity of our currently held intellectual property rights;

●	our expectations regarding future changes in our cost of revenues and our operating expenses;

●	interpretations of current laws and the passage of future laws;

●	acceptance of our business model by investors;

●	the ability to correctly identify and enter new markets;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	our intention to retain key employees, and our belief that we maintain good relations with all of our employees;

●	any resurgence of the COVID-19 pandemic and its impact on our business and industry; and

●	security, political and economic instability in the Middle East that could harm our business, including due to the current war between Israel and Hamas.

The preceding list is not intended to be an exhaustive list of any forward-looking statements. A description of these and other risks and uncertainties that could affect our business may be found in “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2024 Annual Report and in other reports filed with the SEC subsequent to the 2024 Annual Report.

The forward-looking statements contained in this Prospectus are based upon information available to our management as of the date hereof and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. The forward-looking statements contained in this Prospectus are expressly qualified in their entirety by this cautionary statement. Readers should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we disclaim any obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of new information, future events, changed circumstances or any other reason.

USE OF PROCEEDS

All Ordinary Shares represented by ADSs offered by this prospectus are being registered for the account of the Selling Shareholders identified herein. We will not receive any of the proceeds from the sale of these Ordinary Shares represented by the ADSs; however, we may receive proceeds from any cash exercise of the Investor Warrants and the Placement Agent Warrants, if any, for a maximum of approximately $3,607,300, if all Warrants are exercised by cash.

We intend to use any proceeds received by us from the cash exercise of the Warrants for working capital purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the cash exercise of the Warrants. Accordingly, our management will have broad discretion in the timing and application of these proceeds. The holders of the Warrants may exercise their Warrants at their own discretion and at any time until their expiration, subject to, and in accordance with, the terms of the warrants. As a result, we cannot predict when or if any of the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants are exercisable on a cashless basis if at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the ADSs for which the Warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants.

CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2024:

●	on an actual basis;

●	on pro forma basis, after giving effect to the issuance and sale of 130,620,000 Ordinary Shares represented by 108,850 ADSs (after giving retroactive effect to the new ratio of 1,200 Ordinary Shares for each ADS) for gross proceeds of approximately $0.81 million, which have been issued to Yorkville pursuant to the standby equity purchase agreement dated July 16, 2024, as amended, as if the sale of the securities had occurred on December 31, 2024, as well as the issuance and sale of 195,428,970 Ordinary Shares represented by 162,899 ADSs (after giving retroactive effect to the new ratio of 1,200 Ordinary Shares for each ADS) to several institutional investors in a Registered Direct Offering for gross proceeds of approximately $1.5 million which was completed in January 2025.

●	on a pro forma as adjusted basis, to give further effect any cash exercise of the Warrants, which, if exercised in cash with respect to all of the 404,537,940 Ordinary Shares underlying the Warrants.

You should read this information in conjunction with our financial statements and the related notes incorporated by reference in this prospectus.

	As of December 31 2024
	Actual		Pro Forma			Pro Forma As Adjusted
	(NIS, in thousands, except share data)	Convenience translation into USD in thousands (1)	(NIS, in thousands, except share data)	Convenience translation into USD in thousands (1)	(NIS, in thousands, except share data)	Convenience translation into USD in thousands (1)
Cash and cash equivalents	13,298	3,646	18,249	5,004	31,401	8,610
Promissory notes, net	6,336	1,737	3,373	925	3,373	925
Ordinary shares, value NIS 0.01: 10,000,000,000 shares authorized, 415,103,076 shares issued and outstanding (actual);741,152,046 issued and outstanding (pro forma); 1,145,689,986 issued and outstanding (pro forma as adjusted)	-	-	-	-	-	-
Share capital and premium	169,949	46,600	177,863	48,770	191,015	52,376
Capital reserves in respect of share-based payment	11,229	3,079	11,229	3,079	11,229	3,079
Accumulated deficit	(170,548)	(46,764)	(170,548)	(46,764)	(170,548)	(46,764)
Total shareholders’ capital equity	10,630	2,915	18,544	5,085	31,696	8,691

(1)	Calculated using the exchange rate reported by the Bank of Israel for December 31, 2024, at the rate of one U.S. dollar per NIS 3.647.

The number of Ordinary Shares to be outstanding after this Offering assumes that all Warrant Shares represented by 337,200 of our ADSs issuable upon the exercise of the Warrants being registered in this Registration Statement were sold from time to time, offered by the Selling Shareholders are sold and is based on 415,103,076 Ordinary Shares outstanding as of December 31, 2024. The number of Ordinary Shares referred to above to be outstanding after this Offering and, unless otherwise indicated, the other information in this prospectus, excludes as of such date:

●	130,620,000 Ordinary Shares that we issued to Yorkville as Advance Shares pursuant to the SEPA issued between January 1 and March 28, 2025;

●	195,428,970 Ordinary Shares issued to the Investors in January 2025 in the Registered Direct Offering pursuant to an effective F-3 registration statement;

●	1,763,854 Ordinary Shares issuable upon exercise of options outstanding under the 2015 Plan, at a weighted average exercise price of NIS 5.54 (approximately $1.52) per share;

●	450,000 restricted ordinary shares units outstanding under the 2015 Plan;

●	3,336,146 Ordinary shares reserved for future issuance under our 2015 Plan;

●	16,383,410 Ordinary shares issuable upon the exercise of warrants sold in our IPO in June 2022;

●	787,550 Ordinary shares issuable upon the exercise of warrants granted to the underwriters in connection with our IPO in the United States in June 2022.

SELLING SHAREHOLDERS

This prospectus covers an aggregate of up to 404,537,940 Warrant Shares represented by 337,200 ADSs, issuable upon exercise of the Warrants.

The following table sets forth certain information with respect to each selling shareholder, including (i) the shares of our Ordinary Shares beneficially owned by the Selling Shareholders prior to this offering, (ii) the number of shares being offered by such Selling Shareholders pursuant to this prospectus and (iii) the selling shareholder’s beneficial ownership after completion of this Offering, assuming that all of the ADSs covered hereby (but none of the other ADSs, if any, held by the Selling Shareholders) are sold. The registration of the Warrant Shares represented by ADSs issuable to the Selling Shareholders upon the exercise of the Warrants does not necessarily mean that the Selling Shareholders will sell all or any of such Warrant Shares.

The table is based on information supplied to us by the Selling Shareholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of Ordinary Shares beneficially owned by a Selling Shareholder and the percentage ownership of that Selling Shareholder, the Ordinary Shares exercisable upon the Warrants and any other convertible security of the Company held by that Selling Shareholder that are exercisable within 60 days after the date hereof, are deemed outstanding. Such Ordinary Shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

The registration of these Warrant Shares does not mean that the Selling Shareholders will sell or otherwise dispose of all or any of those securities. The Selling Shareholders may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of Ordinary Shares, if any, that will be offered for sale or other disposition by any of the Selling Shareholders under this prospectus. Furthermore, the Selling Shareholders may have sold, transferred or disposed of the Ordinary Shares represented by ADSs covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

To our knowledge and except as noted below, none of the Selling Shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The beneficial ownership of our ordinary shares is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest.

Each ADS represents one thousand two hundred (1,200) of our Ordinary Shares. The percentage of ADSs beneficially owned by the Selling Shareholders prior to this Offering shown in the table below is based on an aggregate of 741,152,046 Ordinary shares outstanding on March 28, 2025. The fourth column assumes the sale of all of the ADSs offered by the Selling Shareholders pursuant to this prospectus.

	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Offered Pursuant to this	Number of Ordinary Shares Owned After Offering
Name of Selling Shareholder	Number(1)	Prospectus(1)(2)	Number(3)	Percent
Anson Investments Master Fund LP (4)	102,857,400	102,857,400	0	0
IntraCoastal Capital LLC (5)	102,857,400	102,857,400	0	0
Alto Opportunity Master Fund, SPC Segregated Master Portfolio B (6)	102,857,400	102,857,400	0	0
Lincoln Alternative Strategies LLC (7)	82,285,740	82,285,740	0	0
Michael Vasinkevich (8)	8,772,300	8,772,300	0	0
Noam Rubinstein (8)	4,309,200	4,309,200	0	0
Craig Schwabe (8)	461,700	461,700	0	0
Charles Worthman (8)	136,800	136,800	0	0

*	Represents ownership of less than 1%.

(1)	Represents the total number of ADSs issued or issuable to each selling shareholder as of the date of this prospectus, without regard to ownership limitations described in footnote (2) below, including (i) all of the shares offered hereby, and (ii) to our knowledge, all other securities held by each of the selling shareholders as of the date hereof. Unless stated otherwise, the Ordinary Shares in this column are issuable upon exercise of underlying Warrants.
(2)

Assumes that none of the Warrant Shares offered hereby have been sold or otherwise transferred prior to the date of this prospectus in transactions exempt from the registration requirements of the Securities Act of 1933. The Investor Warrants contain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Investor Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of the Warrants, 9.99%) of the number of Ordinary Shares outstanding immediately after giving effect to such conversion or exercise, provided that upon at least 61 days prior notice to us, a holder of Investor Warrants may increase or decrease such limitation up to a maximum of 9.99% of the number of Ordinary Shares outstanding:

(3)	Assumes the sale of all ADSs representing the Ordinary Shares being offered pursuant to this prospectus.

(4)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Ordinary Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Ordinary Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Island.

(5)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. Each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended of the securities reported herein that are held by Intracoastal.
(6)

Ayrton Capital LLC, the investment manager of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (“Alto”), holds the voting and dispositive power over the Ordinary Shares held by Alto and may be deemed to have beneficial ownership over these Ordinary Shares. Waqas Khatri, Managing Member of Ayrton Capital LLC, also holds the voting and dispositive power over these Ordinary Shares held directly by Alto. Each of Ayrton Capital LLC and Mr. Khatri disclaims beneficial ownership of these Ordinary Shares except to the extent of their pecuniary interest therein. The principal business address of Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B is A.R.C. Directors Ltd, Ste #7, Grand Pavilion Commercial Centre, 802 West Bat Road, PO Box 10250.

(7)

Stephen J. Temes (“Mr. Temes”) is the manager of Lincoln Alternative Strategies LLC (“LAS”) and has voting control and investment discretion over the securities reported herein that are held by LAS. As a result, Mr. Temes may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended of the securities reported herein that are held by LAS.

(8)	The selling shareholder is affiliated with H.C. Wainwright & Co., LLC (“Wainwright”). Wainwright is a registered broker-dealer and acted as the placement agent in the registered direct and concurrent private placement we consummated in January 2025. The address of Wainwright is 430 Park Avenue, New York, NY 10022. The selling shareholder has sole voting and dispositive power over the securities held. The number of Ordinary Shares beneficially owned prior to this offering consist of Ordinary Shares issuable upon exercise of Placement Agent Warrants, which were received as compensation. The selling shareholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

DESCRIPTION OF SHARE CAPITAL

As of March 28, 2025, our authorized share capital consisted of 10,000,000,000 ordinary shares, par value NIS 0.01 per share, of which 741,152,046 Ordinary Shares were issued and outstanding as of such date.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Registration number and purposes of the company

Our registration number with the Israeli Registrar of Companies is 515154607. Our purpose as set forth in our amended and restated articles of association, as amended (the “Articles of Association”) is to engage in any lawful activity.

Voting rights and conversion

All ordinary shares will have identical voting and other rights in all respects.

Transfer of shares

Our fully-paid ordinary shares are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of directors

On February 17, 2025, at the special meeting of shareholders, our shareholders approved a new amendment to our Articles of Association, which established the division of the Board of Directors of the Company into staggered three-year terms. In addition, an affirmative vote of 75% of the voting power represented at a general meeting and voting thereon, disregarding abstentions from the count of the voting power present and voting, provided that the quorum is not less than 25% of the Company’s then issued and outstanding share capital, is required to amend our Articles of Association with respect to the provisions relating to the staggered board, dismissal and the provisions relating to shareholder proposals.

Our Ordinary Shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect the director(s) then standing for re-election, subject to the special approval requirements for external directors under the Companies Law described under “Management — External directors.”

Under our Articles of Association, our board of directors must consist of no less than three but no more than 12 directors, including external directors. Pursuant to our Articles of Association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting.

In addition, our Articles of Association allow our board of directors to appoint new directors to fill in vacancies which can occur for any reason or as additional directors, provided that the number of board members shall not exceed the maximum number of directors mentioned above. The appointment of a director by the board shall be in effect until the following annual general meeting of the shareholders or until the end of the director’s tenure in accordance with our Articles of Association.

Our external directors have a term of office of three years under Israeli law and may be elected for up to two additional three-year terms (or more under certain circumstances) under the circumstances described above. External directors may be removed from the office only under the limited circumstances set forth in the Companies Law.

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. As of December 31, 2024, we did not have distributable earnings pursuant to the Companies Law.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. For more information, see “Dividend Policy.”

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel.

Shareholder meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once each calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our Articles of Association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Also, one or more shareholders holding at least 5% of our voting rights may request that we convene an extraordinary general meeting of shareholders.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which generally may be between no less than 4 days and no more than 60 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment of external directors;

●	approval of certain related party transactions;

●	increases or reductions of our authorized share capital;

●	mergers; and

●	the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our Articles of Association, we are required to publish notice of any annual or special general meeting in two widely-published, Hebrew-language daily newspapers, or on our website and are not required to give notice of any annual general meeting or special general meeting to our registered shareholders, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting generally be provided to our shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders are not permitted to take action by written consent in lieu of a meeting.

Voting rights

Quorum requirements

Pursuant to our Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to next week at the same time and place or to a different time or date if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum, instead of 25% otherwise required by the Companies Law.

Vote requirements

Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our Articles of Association. Pursuant to our Articles of Association, an amendment to our articles of association regarding any change to the board composition will require in certain cases, a supermajority of 75% of the participating shares is required (See "Board Practices"). Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described above under “Management — Fiduciary duties and approval of related-party transactions — Approval of related-party transactions.” Certain transactions with respect to remuneration of our office holders and directors require further approvals described above under “Management — Fiduciary duties and approval of related-party transactions — Director and officer compensation.” Under our Articles of Association, any change to the rights and privileges of the holders of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to corporate records

Under the Companies Law, shareholders are entitled to access to minutes of our general meetings, our shareholders register and principal shareholders register, our Articles of Association, our financial statements and any document that we are required by law to file publicly with the Israel Securities Authority. In addition, shareholders may request any document related to an action or transaction requiring shareholder approval under the related-party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Shareholder duties

Under the Companies Law, a shareholder has a duty to act in good faith and customary manner toward the company and other shareholders and to refrain from abusing its power in the company. This duty applies, among other things, when voting at a meeting of shareholders on an amendment to the articles of association, an increase of the authorized share capital, a merger or certain related-party transactions.

In addition, certain shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder that knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, under our Articles of Association, has the power to appoint or to prevent the appointment of a director or officer of the company or to exercise another power with respect to the company. The Companies Law does not define the substance of this duty of fairness. However, a shareholder’s breach of duty of fairness is subject to laws regarding breaches of contracts and takes into account the status of such shareholder with respect to the company.

Acquisitions under Israeli law

Full tender offer

A person wishing to acquire shares of a publicly-traded company incorporated in Israel, and who would, as a result, hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether or not such shareholder accepted the tender offer, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Special tender offer

The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% of the voting rights in the company, unless there is already a person holding 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, unless there is already a person holding more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval or (ii) was from a 25% or 45% shareholder, as the case may be. The tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer generally may be consummated only if (i) at least 5% of the voting rights in the company will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares.

Special rules govern a merger with an acquiror that is already affiliated with the target. Unless a court rules otherwise, the merger must also be approved by at least 50% of the votes of the shares of the target that are held by the shareholders other than (i) the acquiror and (ii) any person (or group of persons acting in concert) who holds 25% or more of the voting rights of the acquiror, or the right to appoint 25% or more of the directors of the acquiror. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Management — Fiduciary duties and approval of related-party transactions— Approval of related-party transactions”). If the transaction would have been approved by the shareholders of a merging company but for the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Borrowing powers

Pursuant to the Companies Law and our Articles of Association, our board of directors may exercise all powers and take all actions that are not required under law or under our Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in capital

Our Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver our ADSs. Each ADS will represent one thousand two hundred (1,200) Ordinary Shares (or a right to receive one thousand two hundred Ordinary Shares) deposited with Bank Leumi, as custodian for the depositary in Israel. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which our ADSs will be administered is located at the depositary’s principal executive office, at 240 Greenwich Street, New York, N.Y. 10286.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) by having uncertificated ADSs registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in the DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold our ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and our ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADS. For directions on how to obtain copies of those documents see “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Taxation and Government Programs.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver our ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying our ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our Articles of Association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For
A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of our ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our ordinary shares from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

●	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying our ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities, or reverse previously-accepted surrenders of that kind that have not settled, if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to our ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits to our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we exercise or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to our ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we are the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to our ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or our ADSs.

PLAN OF DISTRIBUTION

We are registering 337,200 ADSs representing the Warrant Shares issuable to the Selling Shareholders to permit the resale of these Warrant Shares held by the holders of the Investor Warrants and the Placement Agent Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Warrant Shares. We will bear all fees and expenses incident to the registration of the ADSs representing the Warrant Shares.

The Selling Shareholders may sell all or a portion of their Warrant Shares represented by ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares represented by the ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ADSs representing the Warrant Shares under this prospectus may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Shareholders may use any one or more of the following methods when selling their ADSs.

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. If the Selling Shareholders effect such transactions by selling Ordinary Shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this registration statement, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority, or FINRA.

In connection with sales of the ADSs representing the Ordinary Shares or otherwise, and unless limited by any contractual arrangements with us, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging in positions they assume and the selling shareholders may also sell the ADSs and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the Selling Shareholders may deliver ADSs representing the Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge such Ordinary Shares to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered pursuant to this registration statement to cover short sales of our Ordinary Shares made prior to the date the registration statement is declared effective by the SEC.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs representing the Ordinary Shares under this prospectus from time to time pursuant to this registration statement or any amendment to this registration statement under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this registration statement. The selling shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this registration statement.

The Selling Shareholders and any broker-dealer or agents participating in the distribution of the shares of ADSs offered hereby may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including without limitation, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling shareholder has informed us that it is not a registered broker-dealer. Upon being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of ADSs through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such ADSs were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some states, the ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with in all respects.

Each Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of ADSs by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs representing the Ordinary Shares to engage in market-making activities with respect to the ADSs. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs representing the Ordinary Shares in this offering.

We will pay all expenses of the registration of the ADSs representing the Ordinary Shares pursuant to this prospectus, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any legal expenses incurred by it. We may indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the agreements with the Selling Shareholders, or the selling shareholders may be entitled to contribution.

We have paid the expenses incident to the registration under the Securities Act of the offer and sale of our ADSs covered by this prospectus by the Selling Shareholders. Our total expenses for the Initial Registration Statement and this Registration Statement were approximately $34,000.

LEGAL MATTERS

The validity of our securities and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Doron Tikotzky Kantor Gutman & Amit Gross. The validity of our securities being offered by this prospectus and certain legal matters in connection with this offering relating to U.S. federal law will be passed upon for us by The Crone Law Group P.C.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Fahn Kanne & Co. Grant Thornton Israel, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

Israel

We have been informed by our legal counsel in Israel, Doron Tikotzky Kantor Gutman & Amit Gross, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES

The following table sets forth the costs and expenses payable by us in connection with this offering. All amounts listed below are estimates except the SEC registration fee.

Itemized expense	Amount
SEC registration fee	$552.14
Printing expenses	2,500
Legal fees and expenses	25,000
Accounting fees and expenses	4,600
Miscellaneous	1,347.86
Total	$34,000

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1 (including amendments and exhibits thereto) with the SEC under the Securities Act, relating to this offering of our ADSs. This prospectus, which forms a part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains an Internet site that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will be required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required of U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount, or at the same time, as information is received from, or provided by, other U.S. domestic reporting companies. We are only liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

We maintain a corporate website at https://saver.one/en/home/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 21, 2025; and

●

The description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 21, 2025, including any amendment or report filed with the SEC for the purpose of updating such description.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at SaverOne 2014 Ltd., Em Hamoshavot Rd. 94, Petah Tikvah, 4970602 Israel, Attention: Omri Hagai, Chief Financial Officer, telephone number: +972 3 909 4177.

Up to 404,537,940 Ordinary Shares Represented by

337,200 American Depositary Shares

SaverOne 2014 Ltd.

PROSPECTUS

April 3, 2025